Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Amendment No. 3 to this Registration Statement on Form S-4 of our report dated March 12, 2004, except as to Note 4 which is as of December 2, 2004 relating to the financial statements which appears in CNL Restaurant Properties, Inc.’s Current Report on Form 8-K dated December 2, 2004. We also consent to the incorporation by reference of our report dated March 12, 2004, relating to the financial statement schedules, which appears in CNL Restaurant Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Orlando, Florida

December 23, 2004